Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-1 of our report dated March 8, 2010, (December 9, 2010 as to the change in segment information described in Note 1 and presented in Note 14), relating to the consolidated financial statements and financial statement schedule of Identive Group Inc. (formerly SCM Microsystems, Inc.) (which report expressed an unqualified opinion and included an explanatory paragraph related to the change in segment information) appearing in the Form 8-K filed on December 9, 2010. We also consent to the reference to us under the heading “Experts” in this Registration Statement.

/s/ DELOITTE & TOUCHE GmbH

WIRTSCHAFTSPRÜFUNGSGESELLSCHAFT

Munich, Germany

December 13, 2010